Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 OPERATING RESULTS

CINCINNATI, OHIO November 22, 2022 (PRNewswire) — Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the fourth quarter and fiscal year ended September 30, 2022.

Fourth Quarter 2022 Highlights (Comparison to Fourth Quarter Fiscal 2021):

•	Consolidated net revenues totaled $65.7 million, a decrease of 14% year-over-year

•	Diagnostics segment net revenues increased 14% year-over-year to $39.2 million

•	Life Science segment delivered net revenues of $26.5 million, a decrease of 37%

•	Submitted 510(k) for Curian® Shiga Toxin assay

Full Fiscal Year 2022 Highlights (Comparison to Full Year Fiscal 2021):

•	Consolidated net revenues of $333.0 million, up 5% year-over-year

•	Diagnostics segment net revenues increased 22% year-over-year to $155.9 million

•	Life Science segment delivered net revenues of $177.1 million, a decrease of 7%

•	Established new Life Science recombinant protein R&D facility in New Jersey with assets acquired from EUPROTEIN, Inc.

•	Diagnostics segment launched two new products: Curian® Campy and Revogene® SARS-CoV-2 EUA

•	Life Science segment launched 17 new molecular products, which completed a full line of sample-specific master mixes for qPCR and LAMP with sensitivity suitable for oncology applications

•	Entered into agreement to be acquired by a Korean Consortium for $34.00 per share, which is expected to close before the end of calendar year 2022

Fourth Quarter Fiscal 2022 Results (Comparison to Fourth Quarter Fiscal 2021)

Consolidated net revenues for the fourth quarter of fiscal 2022 decreased 14% to $65.7 million, compared to $76.2 million last year. Diagnostics segment net revenues increased 14% year-over-year, while Life Science segment net revenues decreased 37%. Growth in the Diagnostics segment was driven by our non-molecular assay products which increased 22%. Key contributors to the non-molecular assay year-over-year increase include organic growth in our BreathID® product line, the addition of the BreathTek® product line acquired in July 2021 and the increase in sales of LeadCare® products that were not shipping for a portion of the fourth quarter of fiscal 2021 due to a product recall. The Life Science segment decline was driven by lower overall demand, primarily from reductions in COVID-19 testing, though more so for molecular reagents (53% decrease) than immunological reagents (8% decrease).

Reported consolidated operating income for the fourth quarter of fiscal 2022 was $4.6 million (7% margin), compared to $8.5 million (11% margin) in the fourth quarter of fiscal 2021. The decrease in consolidated operating income primarily results from the decreased level of net revenues and gross margins within the Life Science segment, which resulted from the overall decline in COVID-19 related net revenues and the significant shift in product mix from the high margin molecular reagents to lower margin immunological reagents (approximately 46% molecular in fiscal 2022 versus approximately 63% in 2021). The effect of these factors was partially offset by the decrease in overall operating expense, most notably due to the $5.6 million of product recall costs in fiscal 2021. On an adjusted basis, consolidated operating income was $9.1 million, reflecting a margin of 14%, down from the prior year quarter’s $13.3 million and 17% margin (see non-GAAP financial measure reconciliation below), reflecting the factors noted above.

Full Fiscal Year 2022 Results (Comparison to Full Year Fiscal 2021)

Consolidated net revenues for the fiscal year ended September 30, 2022 increased 5% to $333.0 million, compared to $317.9 million in fiscal 2021. Diagnostics segment net revenues were up 22%, while Life Science segment net revenues were down 7%. Our Diagnostics segment experienced a 5% decrease in net revenues from our molecular products, and net revenues from our non-molecular assay products increased 27%, significantly impacted by the current year contributions of the BreathTek product line acquired in July 2021, as well as organic growth of our BreathID products. The Life Science segment experienced a significant shift in net revenues product mix from molecular reagents (30% decrease) to immunological products (43% increase). This shift resulted from lower overall demand for our molecular reagents in fiscal 2022, particularly the second half of the year, relative to the strong demand experienced in fiscal 2021 driven largely by reductions in COVID-19 testing, as well as the shift from molecular testing to rapid antigen testing.

Reported consolidated operating income for the fiscal year ended September 30, 2022 was $54.4 million (16% margin), compared to $93.0 million (29% margin) in fiscal 2021. The decrease in consolidated operating income reflects the impact of decreased level of net revenues and gross margins within the Life Science segment, which resulted from the overall decline in COVID-19 related net revenues and the significant shift in product mix mentioned above (approximately 52% molecular in fiscal 2022 versus approximately 69% in 2021), and increased operating expenses. The increase in operating expenses primarily results from: (i) a $10.0 million estimated expense related to the possible resolution of the previously disclosed and ongoing U.S. Department of Justice legal matter; (ii) higher acquisition and transaction related expenses in connection with the definitive merger agreement signed in July 2022; (iii) increased selling and marketing costs in both the Diagnostics and Life Science segments, due, in part, to filling certain open positions and easing of COVID-19 related travel and meeting restrictions; and (iv) increased general and administrative costs due, in part, to increased incentive compensation expenses and increased intangible amortization resulting from the July 2021 BreathTek acquisition. The effect of these factors was partially offset by a decrease in product recall expenses during fiscal 2022, following the recording of a $5.6 million LeadCare product recall reserve recorded in fiscal 2021. On an adjusted basis, consolidated operating income was $76.0 million, reflecting a margin of 23%, down from the prior year quarter’s $95.3 million and 30% margin (see non-GAAP financial measure reconciliation below), reflecting the factors noted above.

Jack Kenny, Chief Executive Officer, commented, “Meridian delivered strong financial performance for the third straight year, yet again exceeding our expectations going into the year. Our Diagnostics and Life Science segments both performed well, generating positive Operating Income, and I am excited for the future prospects of both businesses.”

Financial Condition

In fiscal year 2022, the Company generated Cash from Operations of $82.4 million, a 23% increase from $66.9 million in fiscal 2021. This contributed to a cash and cash equivalents balance of $81.5 million at September 30, 2022. The Company’s obligations under its commercial bank credit facility totaled $25.0 million as of September 30, 2022, leaving $175.0 million of available borrowing capacity under the facility.

Andy Kitzmiller, Chief Financial Officer, commented, “Meridian continued its track record of significant cash generation, even on lower operating profit, through its focus on the efficiency of the cash conversion cycle throughout the year. Our strong balance sheet and operating fundamentals position the Company well as we navigate the current macroeconomic uncertainty and establish a new baseline for the Life Science segment in the endemic phase of the COVID-19 pandemic.”

Subsequent Event

On October 26, 2022, Meridian acquired select assets from Estel Biosciences, Inc., as part of Meridian’s continued investment in its immunological research and development capabilities. Among other assets, the Company acquired intellectual property that will be incorporated into the Life Science operations in North Brunswick, New Jersey and Memphis, Tennessee for the design and manufacture of recombinant proteins using an insect cell expression system.

Update on the Pending Transaction, Fiscal 2023 Guidance, and Conference Call

As announced on July 7, 2022, the Company entered into a definitive merger agreement (the “Merger Agreement”) whereby a newly formed affiliate vehicle of a Consortium, consisting of SD Biosensor, Inc. (“SDB”) (KOSE: A137310) and SJL Partners LLC (“SJL”) (collectively, the “Consortium”), will acquire Meridian (the “Merger”). The closing of the transaction is subject to receipt of required regulatory approvals, the absence of specified material adverse outcomes of the Company’s previously disclosed and ongoing investigation by the U.S. Department of Justice, and other customary closing conditions.

On October 10, 2022, Meridian held a special meeting of its shareholders, at which the Company’s shareholders approved the transaction. As of November 22, 2022, Meridian or the appropriate parties to the Merger Agreement have obtained approval or clearances, as applicable, for all relevant antitrust and foreign direct investment filings, including the filing related to the Committee on Foreign Investment in the United States (“CFIUS”) which was obtained on November 21, 2022. Meridian has not yet reached a resolution with the DOJ with respect to the DOJ legal matter; Meridian continues to actively work with the DOJ to find a resolution to the DOJ legal matter.

As of November 22, 2022, Meridian continues to expect to complete the Merger before the end of calendar year 2022.

Due to the pending transaction, Meridian is no longer holding conference calls to discuss its quarterly financial results and has issued no financial guidance for fiscal year 2023.

FOURTH QUARTER AND FISCAL 2022 OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2022 and fiscal 2021.

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues	$65,675	$76,204	$333,018	$317,896
Cost of sales	31,683	31,487	144,662	116,748

Gross profit	33,992	44,717	188,356	201,148

Operating expenses
Research and development	6,407	6,112	24,335	23,911
Selling and marketing	7,840	7,010	31,273	26,780
General and administrative	10,982	12,714	57,148	49,541
Product recall costs (adjustment)	(350)	5,596	(350)	5,596
Acquisition and transaction related costs	2,645	92	6,940	392
Litigation and select legal costs	909	108	13,510	2,803
Restructuring costs	911	—	1,109	—
Change in fair value of acquisition consideration and settlement	—	4,596	—	(909)

Total operating expenses	29,344	36,228	133,965	108,114

Operating income	4,648	8,489	54,391	93,034
Other income (expense), net	(15)	(633)	(74)	(2,583)

Earnings before income taxes	4,633	7,856	54,317	90,451
Income tax provision (benefit)	(1,072)	1,199	11,858	19,044

Net earnings	$5,705	$6,657	$42,459	$71,407

Net earnings per basic common share	$0.13	$0.15	$0.97	$1.65
Basic common shares outstanding	43,749	43,356	43,583	43,259
Net earnings per diluted common share	$0.13	$0.15	$0.96	$1.62
Diluted common shares outstanding	44,732	44,094	44,375	44,012

Adjusted Financial Measures (in thousands, except per share data)

(see non-GAAP financial measure reconciliation below)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Adjusted operating income	$9,113	$13,285	$75,950	$95,320
Adjusted net earnings	9,090	10,258	61,172	73,123
Adjusted net earnings per diluted common share	$0.20	$0.23	$1.38	$1.66

Condensed Consolidated Balance Sheet Data (in thousands)

	September 30,
	2022	2021
Cash and equivalents	$81,453	$49,771
Working capital	152,646	145,650
Long-term debt	25,000	60,000
Shareholders’ equity	368,061	328,302
Total assets	463,097	449,722

Segment Data

The following table sets forth the revenue and segment data for the interim and annual periods in fiscal 2022 and fiscal 2021 (in thousands).

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$4,138	$5,671	$18,177	$19,037
Non-molecular assays	35,049	28,630	137,726	108,723

Total Diagnostics	39,187	34,301	155,903	127,760

Life Science
Molecular reagents	12,285	26,399	91,816	130,537
Immunological reagents	14,203	15,504	85,299	59,599

Total Life Science	26,488	41,903	177,115	190,136

Total Net Revenues	$65,675	$76,204	$333,018	$317,896

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$22,864	$19,838	$87,568	$68,890
Respiratory illness assays	5,273	5,375	26,632	17,608
Blood chemistry assays	4,430	2,391	14,189	15,398
Other	6,620	6,697	27,514	25,864

Total Diagnostics	39,187	34,301	155,903	127,760

Life Science
Americas	7,465	6,356	33,062	46,063
EMEA	10,982	23,965	81,305	93,655
ROW	8,041	11,582	62,748	50,418

Total Life Science	26,488	41,903	177,115	190,136

Total Net Revenues	$65,675	$76,204	$333,018	$317,896

OPERATING INCOME (LOSS)
Diagnostics	$(122)	$(11,680)	$2,982	$(7,280)
Life Science	10,064	23,182	86,040	115,014
Corporate	(5,300)	(3,034)	(34,707)	(14,788)
Eliminations	6	21	76	88

Total Operating Income	$4,648	$8,489	$54,391	$93,034

Geographic Regions Americas = North and Latin America EMEA = Europe, Middle East and Africa ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, operating margin, net earnings, basic net earnings per share and diluted net earnings per share, each on an adjusted basis excluding the effects of acquisition and transaction related costs, litigation and select legal costs, and changes in fair value of acquisition consideration, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic net earnings per share and diluted net earnings per share amounts reported under GAAP for the three- and twelve-month periods ended September 30, 2022 and 2021.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

FOURTH QUARTER AND FISCAL YEAR

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating Expenses -
GAAP basis	$29,344	$36,228	$133,965	$108,114
Acquisition and transaction related costs	(2,645)	(92)	(6,940)	(392)
Litigation and select legal costs	(909)	(108)	(13,510)	(2,803)
Restructuring costs	(911)	—	(1,109)	—
Change in fair value of acquisition consideration and settlement	—	(4,596)	—	909

Adjusted Operating Expenses	$24,879	$31,432	$112,406	$105,828

Operating Income -
GAAP basis	$4,648	$8,489	$54,391	$93,034
Acquisition and transaction related costs	2,645	92	6,940	392
Litigation and select legal costs	909	108	13,510	2,803
Restructuring costs	911	—	1,109	—
Change in fair value of acquisition consideration and settlement	—	4,596	—	(909)

Adjusted Operating Income	$9,113	$13,285	$75,950	$95,320

Net Earnings -
GAAP basis	$5,705	$6,657	$42,459	$71,407
Acquisition and transaction related costs *	1,986	69	5,212	294
Litigation and select legal costs *	683	81	12,636	2,105
Restructuring costs *	716	—	865	—
Change in fair value of acquisition consideration and settlement *	—	3,451	—	(683)

Adjusted Net Earnings	$9,090	$10,258	$61,172	$73,123

Basic Earnings per Common Share -
GAAP basis	$0.13	$0.15	$0.97	$1.65
Acquisition and transaction related costs	0.05	—	0.12	0.01
Litigation and select legal costs	0.02	—	0.29	0.05
Restructuring costs	0.02	—	0.02	—
Change in fair value of acquisition consideration and settlement	—	0.08	—	(0.02)

Adjusted Basic EPS **	$0.21	$0.24	$1.40	$1.69

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Diluted Earnings per Common Share -
GAAP basis	$0.13	$0.15	$0.96	$1.62
Acquisition and transaction related costs	0.04	—	0.12	0.01
Litigation and select legal costs	0.02	—	0.28	0.05
Restructuring costs	0.02	—	0.02	—
Change in fair value of acquisition consideration and settlement	—	0.08	—	(0.02)

Adjusted Diluted EPS ***	$0.20	$0.23	$1.38	$1.66

*	Net of tax, as applicable.
**	Three months ended September 30, 2022 and 2021 do not sum to total due to rounding.
***	Three months ended September 30, 2022 does not sum to total due to rounding.

REVOGENE® SARS-COV-2 ASSAY DISCLAIMER

The Revogene® SARS-CoV-2 product has not been FDA cleared or approved but has been authorized for emergency use by FDA under an EUA for use by authorized laboratories. This product has been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under Section 564(b)(1) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360bbb-3 (b)(1), unless the declaration is terminated, or authorization is revoked sooner.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can”, “guidance” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian Bioscience, Inc. (“Meridian” or “the Company”) expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted net earnings, sales, product demand, net revenues, operating margin, other guidance and the impact of COVID-19 on its business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which the Company’s customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, and in complying with the ongoing investigation of the Department of Justice described in Meridian’s reports filed with the SEC, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and that the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of any modification or repeal of any of the provisions of current U.S. health care legislation, and any similar initiatives in other countries on Meridian’s results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and net revenues. The Company can make no assurances that a material weakness in its internal control over financial reporting will not be identified in the future, which if identified and not properly corrected, could materially and adversely affect its operations and result in material misstatements in its consolidated financial statements. Meridian also is subject to risks and uncertainties related to the proposed acquisition by SD Biosensor, Inc., as well as disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as COVID-19, including, without limitation, related supply chain interruptions. In addition to the factors described in this paragraph, as well as those factors identified from time to time in the Company’s filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on the Company’s forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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